Exhibit 5.1

DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.dlapiper.com

T 410.580.3000
F 410.580.3001

March 29, 2017

Laureate Education, Inc.
650 S. Exeter Street
Baltimore, Maryland 21202

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Laureate Education, Inc., a public benefit corporation organized under the laws of Delaware (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of up to (i) 17,056,133 shares of Class A common stock, par value $0.004 per share (the “Class A Common Stock”), of the Company, consisting of (a) up to 2,129,392 shares of Class A Common Stock that may be issued by the Company pursuant to future equity awards under the Laureate Education, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”), (b) up to 9,427,712 shares of Class A Common Stock issuable by the Company upon conversion of shares of Class B common stock, par value $0.004 per share (the “Class B Common Stock”), of the Company underlying equity awards outstanding under the 2013 Plan as of the date of the Registration Statement and (c) up to 5,499,029 shares of Class A Common Stock that may be issued by the Company pursuant to the 2007 Stock Incentive Plan for Key Employees of Laureate Education, Inc. and its Subsidiaries (the “2007 Plan,” and together with the 2013 Plan, the “Plans”) and (ii) 14,926,741 shares of Class B Common Stock of the Company consisting of (a) up to 8,184,140 shares of Class B Common Stock that may be issued by the Company upon exercise of options granted pursuant to the 2013 Plan, (b) up to 1,243,572 shares of Class B Common Stock that may be issued by the Company upon vesting of RSUs and PSUs and (c) up to 5,499,029 shares of Class B Common Stock that may be issued by the Company pursuant to the 2007 Plan  (collectively, the “Shares”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the amended and restated certificate of incorporation (the “Certificate of Incorporation”) of the Company; (b) the amended and restated bylaws of the Company; (c) the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plans; (d) the Plans, which have been filed with the Commission as exhibits to the Registration Statement, and (e) such other records, agreements, other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the applicable Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

a)             The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

b)             We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Delaware or any other jurisdiction.

c)              We assume that the issuance of the Shares of Class A Common Stock, together with any other outstanding shares of Class A Common Stock, will not cause the Company to issue shares of Class A Common Stock in excess of the number of such shares authorized by the Certificate of Incorporation.  We assume that the issuance of the Shares of Class B Common Stock, together with any other outstanding shares of Class B Common Stock, will not cause the Company to issue shares of Class B Common Stock in excess of the number of such shares authorized by the Certificate of Incorporation.

d)             This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA Piper LLP (US)